United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 9, 2013

OXiGENE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-21990	13-3679168
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Gateway Boulevard, Suite 210, South San Francisco, CA 94080

(Address of principal executive offices)

Registrant’s telephone number, including area code: (650) 635-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 – Results of Operations and Financial Condition and Item 8.01 – Other Events.

OXiGENE, Inc. (the Company) is exploring regulatory approval for ZYBRESTAT in anaplastic thyroid cancer, or ATC, in the European Union (EU) with a marketing authorization application (MAA) under an exceptional or conditional circumstances pathway, which might allow it to receive approval in Europe for ZYBRESTAT without conducting another clinical trial and for substantially less cost. The Company has now received scientific advice from representatives of regulatory authorities in two countries in the European Union related to this regulatory pathway. The representatives of these two countries’ regulatory agencies indicated that, based on the information presented to them by the Company, filing an MAA under the exceptional circumstances pathway appeared to be the correct approach for this highly lethal, ultra-orphan indication and indicated that filing with the currently available clinical data would be possible. However, no assurance can be given that a filing of an MAA will result in an approval of ZYBRESTAT under this or any other regulatory pathway. OXiGENE now intends to request scientific advice from the Scientific Advice Working Party of the European Medicines Agency (EMA) to obtain confirmation of this approach, which the Company expects to receive in September or October of 2013. The MAA for ZYBRESTAT in ATC would be filed under the EMA’s centralized procedure, which is required for all new cancer drugs. An approval of the MAA would allow marketing of ZYBRESTAT in all member states in the EU.

As of March 31, 2013, OXiGENE expects to report cash and restricted cash of approximately $4.6 million, compared with approximately $5.0 million at December 31, 2012.

In connection with OXiGENE’s at-the-market offering agreement with MLV & Co. LLC, OXiGENE has issued 323,091 shares of common stock for proceeds of approximately $1.6 million, during the three months ended March 31, 2013.

As of March 31, 2013 the Company had 2,075,000 shares outstanding, compared to 1,746,000 shares as of December 31, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OXiGENE, Inc.

Date: April 9, 2013	/s/ Peter J. Langecker
By: Peter J. Langecker Chief Executive Officer